                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1. Premium Standard Farms, Inc., a Delaware corporation*

2. Premium Standard Farms of North Carolina, Inc., a Delaware corporation**

3. LPC Transport, Inc., a Delaware corporation**

4. Lundy International, Inc., a North Carolina corporation**

5. Oldham's, LLC, a Delaware limited liability company***

6. L&H Farms, LLC, a North Carolina limited liability company***

7. L&S Farms, a North Carolina general partnership****

8. Crystal Peak Technologies, LLC, a Delaware limited liability company ***

*        a direct, wholly-owned subsidiary of the Registrant

**       an indirect, wholly-owned subsidiary of the Registrant

***      an indirect, 50% owned subsidiary of the Registrant

****     an indirect, 60% owned subsidiary of the Registrant